EXHIBIT 23.4
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-134774) of Syntax-Brillian Corporation of (i) our report dated April 27, 2006 on the financial statements of Vivitar (Europe) Limited for the year ended December 31, 2005, (ii) our report dated October 19, 2005 on the financial statements of Vivitar (Europe) Limited for the year ended December 31, 2004, and (iii) our report dated May 4, 2004 on the financial statements of Vivitar (Europe) Limited for the year ended December 31, 2003, each appearing in Amendment No. 2 to the Current Report on Form 8-K of Syntax-Brillian Corporation dated November 21, 2006.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Morris Owen
Morris Owen
Swindon, Wiltshire
United Kingdom
March 30, 2007